Exhibit 99.1

Ibis Technology Announces Fourth Quarter and Fiscal Year 2005 Results and Updates Status of SUMCO Orders

    DANVERS, Mass.--(BUSINESS WIRE)--Feb. 22, 2006--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2005.
    Due to the fact that the Company discontinued its wafer manufacturing business, as reported in July 2004, the recording of wafer sales in this quarter and wafer revenue in previous quarters are now being reported net of related costs as gain or loss from discontinued operations in the Company's statements of operations. Financial information for this quarter and previously reported quarterly and year to date information has been so adjusted for comparative purposes.
    Total revenues for the fourth quarter of 2005 were $74,000, compared to $163,000 in the preceding quarter, and compared to total revenues in the fourth quarter of 2004 of $274,000.
    Net loss for the 2005 fourth quarter was $2.0 million, or $0.19 per share, including a gain of $65,000 from discontinued operations. Net loss for the preceding quarter was $1.9 million, or $0.18 per share, including a gain of $165,000 from discontinued operations. Excluding the gain from discontinued operations, the third quarter net loss was $2.1 million, or $0.19 per share. Net loss in the fourth quarter of 2004 was $2.4 million, or $0.22 per share, including a gain from discontinued operations of $202,000. Net loss in the fourth quarter of 2004 excluding the gain from discontinued operations was $2.6 million, or $0.24 per share.
    Fiscal year 2005 total revenues were $0.6 million comprised of license and spare parts sales, compared to $7.9 million for fiscal year 2004. Revenue in 2004 included approximately $7.0 million of equipment revenue related to the sale of an i2000 implanter that was accepted by Ibis' customer in the third quarter of 2004. Net loss for fiscal year 2005 was $9.2 million, or $0.86 per share, including a gain from discontinued operations of $215,000. Net loss for fiscal year 2005 excluding the gain from discontinued operations was $9.5 million, or $0.88 per share. For the same period last year net loss was $10.9 million, or $1.02 per share, including a loss from discontinued operations of $5.3 million. Net loss for the same period last year excluding the loss from discontinued operations was $5.6 million, or $0.53 per share.
    "In terms of market and customer development, the year 2005 was one of continuing progress for Ibis," said Martin J. Reid, president and CEO of Ibis Technology Corporation. "Early in 2005 we received an order for an Ibis i2000 implanter from Sumitomo Mitsubishi Silicon Corporation (SUMCO). SUMCO is the second silicon wafer manufacturer to purchase an Ibis implanter, and we now have both of the world's top two wafer suppliers as Ibis customers."
    Ibis has stated that it is dedicated to working with the wafer suppliers as strategic partners. Since early 2005, SUMCO and Ibis have been collaborating on process improvements aimed at improving the quality of the wafers and increasing the throughput of the implanters. "These advancements should help SUMCO achieve their goal of being able to deliver higher quality, more economical SOI wafers to the world's chipmakers," said Reid.
    In October of 2005, SUMCO ordered a second i2000 implanter and completed a master purchase agreement that will govern the general contractual terms of all future SUMCO orders. "We believe that this order represents the SIMOX production ramp startup for addressing the growing SOI market," added Reid.
    SUMCO's first i2000 implanter is currently going through final customer acceptance testing in Japan. Although the customer acceptance process was delayed due to unexpected mechanical / software events, final customer acceptance now is expected by the end of the first quarter. SUMCO's second i2000 implanter is completely assembled and is going through the initial power checks as part of the factory acceptance process, which is progressing on schedule at Ibis.

    Corporate Outlook

    Commenting on the Company's future outlook, Reid said, "We are in constant contact with the customer and based on meeting certain customer engineering requirements, we now expect final customer acceptance of the first SUMCO implanter by the end of the first quarter of 2006. This would allow for revenue recognition of approximately $6 million and the collection of the final $1.2 million payment at that time.
    "We believe we can achieve factory acceptance of SUMCO's second implanter at Ibis at the beginning of the second quarter, which would likely allow the shipment of this tool by the end of the second quarter. Final acceptance in Japan is expected in the third or fourth quarter of 2006. This would allow for revenue recognition of approximately $7 million at that time.
    "We also look forward to positive prospects for orders in 2006, once our technology improvement goals have been met. However, we continue to believe the SOI market is still in its early stages and the pace of SOI adoption is difficult to predict; therefore, forecasting implanter sales will remain extraordinarily difficult and there are no guarantees that these orders will be forthcoming."
    The Company ended the fourth quarter of 2005 with approximately $6.9 million in cash and believes it will have sufficient cash on hand, including cash expected to be received upon final customer acceptance of the SUMCO implanter shipped in June 2005, to support operations at current levels through at least the next 12 months. Based on having received the order for SUMCO's second implanter, and presuming that full payment for that order occurs during the year 2006, the Company believes it will have sufficient cash to support current operating levels through at least the next 18 months. These expectations are based on current operating plans and the Company's general sales and order outlook, each of which may change rapidly. The Company intends to continue to invest in research, development and manufacturing capabilities. Changes in technology or sales growth beyond currently established capabilities may require further investment.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its fourth quarter and fiscal year 2005 results and outlook for the future on February 22, 2006 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2679. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the expected factory and on-site acceptance of the i2000 implanters ordered by SUMCO, (ii) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (iii) the timing and likelihood of revenue recognition on the SUMCO implanters, (iv) the timing and likelihood of revenue recognition and payment for SUMCO's second order, (v) the timing of SUMCO's ramping to production quantities on the first i2000 implanter (vi) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (vii) the Company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (viii) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ix) the Company's plan to focus on supplying implanters to wafer manufacturers, (x) the Company's expectations regarding future orders for i2000 implanters,
(xi) the adequacy of the Company's cash resources for continuing and future operations, and (xii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2004. All information set forth in this press release is as of February 22, 2006, and Ibis undertakes no duty to update this information unless required by law.


                      Ibis Technology Corporation
                   Condensed Statement of Operations

                             Unaudited                Unaudited
                           Quarter Ended           12 months Ended
                            December 31,             December 31,
                          2004         2005       2004         2005
Contract and other
 revenue                 $93,000     $39,000     $391,000    $324,000
Equipment revenue        181,000      35,000    7,535,000     278,000
                     -------------------------------------------------
   Total revenue         274,000      74,000    7,926,000     602,000
                     -------------------------------------------------
Cost of contract and
 other revenue                 0           0       15,000           0
Cost of equipment
 revenue                 359,000      89,000    4,722,000     750,000
                     -------------------------------------------------
   Gross profit
    (loss)               (85,000)    (15,000)   3,189,000    (148,000)
                     -------------------------------------------------
General and
 administrative          468,000     479,000    2,221,000   2,217,000
Marketing and sales      378,000     255,000    1,520,000   1,319,000
Research and
 development           1,731,000   1,371,000    5,330,000   5,993,000
                     -------------------------------------------------
   Income (loss) from
    operations        (2,662,000) (2,120,000)  (5,882,000) (9,677,000)
Other income
 (expense)                59,000      62,000      241,000     217,000
                     -------------------------------------------------
Income (loss) from
 continuing
 operations           (2,603,000) (2,058,000)  (5,641,000) (9,460,000)
Loss from
 discontinued
 operations                    0           0   (3,179,000)          0
Gain (loss) on
 disposal                202,000      65,000   (2,099,000)    215,000
                     -------------------------------------------------
Income (loss) from
 discontinued
 operations              202,000      65,000   (5,278,000)    215,000
   Net income (loss) ($2,401,000)($1,993,000)($10,919,000)($9,245,000)
                     -------------------------------------------------
Income (loss) from
 continuing
 operations per
 share:
   Basic                  ($0.24)     ($0.19)      ($0.53)     ($0.88)
   Diluted                ($0.24)     ($0.19)      ($0.53)     ($0.88)
Weighted average
 number of shares
 used in income
 (loss) from
 continuing
 operations per
 share
 calculation:
   Basic              10,685,994  10,765,982   10,665,842  10,737,924
   Diluted            10,685,994  10,765,982   10,665,842  10,737,924
Net income (loss)
 per share:
   Basic                  ($0.22)     ($0.19)      ($1.02)     ($0.86)
   Diluted                ($0.22)     ($0.19)      ($1.02)     ($0.86)
Weighted average
 number of shares
 used in net income
 (loss) per share
 calculation:
   Basic              10,685,994  10,765,982   10,665,842  10,737,924
   Diluted            10,685,994  10,765,982   10,665,842  10,737,924


                      Ibis Technology Corporation
                       Condensed Balance Sheets

                                            Unaudited      Unaudited
                                           December 31,   December 31,
                                               2004           2005
Assets
Current assets:
   Cash and cash equivalents                $7,726,000     $6,857,000
   Accounts receivable                         222,000         91,000
   Inventories                               5,625,000      6,276,000
   Other current assets                        574,000        616,000
   Assets held for sale                        131,000              0
                                        ------------------------------
      Current assets                        14,278,000     13,840,000
Property and equipment                       6,325,000      5,097,000
      Other assets                           1,680,000      1,055,000
                                        ------------------------------
      Total assets                         $22,283,000    $19,992,000
                                        ==============================
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                            393,000        231,000
   Accrued Liabilities                       1,418,000      1,201,000
   Deferred revenue                             52,000      7,263,000
                                        ------------------------------
      Current liabilities                    1,863,000      8,695,000
                                        ------------------------------
Stockholders' equity                        20,420,000     11,297,000
                                        ------------------------------
   Total liabilities and stockholders'
    equity                                 $22,283,000    $19,992,000
                                        ==============================


    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184
             President